CONSENT OF COUNSEL


         The undersigned hereby consents to the use of our name, and the statement with respect to us appearing under the headings "Risk Factors--Risk Factors Regarding VRI--Dependence on Patents, Licenses and Proprietary Rights," "Description of VRI--Patents, Licenses and Proprietary Rights--Patents and Proprietary Rights" and "Experts" included in the Registration Statement. We further consent to the incorporation by reference of this consent pursuant to Rule 439(b) under the Securities Act of 1933, as amended (the "Securities Act"), into any subsequent registration statement for the same offering that may be filed pursuant to Rule 462(b) under the Securities Act.




                                                         /s/ John W. Freeman
                                                         -----------------------
                                                         FISH & RICHARDSON, P.C.

Boston, Massachusetts
July 16, 1998